Exhibit 7.15

[Letterhead of TDC A/S]

Date:	3 September 2004

To:	EMDCD Limited (“EMDCD”) c/o Ashmore Investment Management Limited (“Ashmore”) 20 Bedfordbury London WC2N 4BL United Kingdom

Facsimile:	44 207 557 4141

From:	TDC A/S (“TDC”)

Re:	Physically-Settled Common Stock Share Option Transaction

Dear Sirs

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”).

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation, together with all other documents referring to an ISDA Master Agreement (each a “Confirmation”) confirming transactions (each a “Transaction”) entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement as if we had executed an agreement in such form (but without any Schedule except for the election of English law as the governing law and USD as the Termination Currency) on the Trade Date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	3 September 2004

Option Style:	American

Option Type:	Call

Seller:	Ashmore

Buyer:	TDC

Shares:	Shares of the common stock, par value USD 0.001 per share, of Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC”).

Number of Options:	1,141,744

Strike Price:	In the event that the Options are exercised during the portion of the Exercise Period that:

(i) commences on the Commencement Date and ends on the 14th day after the Commencement Date, USD 5.01 per share;

(ii) commences on the 15th day after the Commencement Date and ends on the 28th day after the Commencement Date, USD 5.04 per Share;

(iii) commences on the 29th day after the Commencement Date and ends on the 42nd day after the Commencement Date, USD 5.08 per Share; and

(iv) commences on the 43rd day after the Commencement Date and ends on the Expiration Date, USD 5.12 per Share.

Premium:	USD 1.00

Premium Payment Date:	The Trade Date

Exchange:	American Stock Exchange

Related Exchange(s):	Such exchange or quotation system, if any, as the Calculation Agent considers appropriate

Knock-in Event:	Applicable.
For the purposes of this Option Transaction, the Knock-In Event is the release by the Escrow Agent (as defined in Exhibit C to the Purchase and Sale Agreement, dated the date hereof, between CU Capital LLC (formerly CU Capital Corp.) and EMDCD (the “EMDCD Purchase and Sale Agreement”)) of (x) new share certificates to EMDCD (as buyer) and (y) the Purchase Price (as defined in the EMDCD Purchase and Sale Agreement)

to the seller thereunder pursuant to the EMDCD Purchase and Sale Agreement.

Knock-in Determination Day(s):	Any Scheduled Trading Day during the Exercise Period

Procedures for Exercise:

Commencement Date:	The dated of the signing of the EMDCD Purchase and Sale Agreement

Latest Exercise Time:	5:00 p.m. (local time in London, England)

Expiration Time:	5:00 p.m. (local time in London, England)

Expiration Date:	60 days after the Commencement Date

Multiple Exercise:	Not Applicable

Automatic Exercise:	Not Applicable

Seller’s Telephone Number, and Facsimile Number and Contact Details for purpose of giving Notice:	Stephen Iles/Tim Davis, Funds Administration Department Tel: +44 207 557 4100 Fax: +44 207 557 4141

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	USD

Dividends:

Extraordinary Dividends:	As determined by the Calculation Agent

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

	Share-for-Share:	Calculation Agent Adjustment

	Share-for-Other:	Calculation Agent Adjustment

	Share-for-Combined:	Calculation Agent Adjustment

	Composition of Combined Consideration:	Not Applicable

	Nationalization, Insolvency or Delisting:	Negotiated Close-Out

	Non-Reliance:	Applicable

	Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

2.	Calculation Agent:	Party A and Party B. If at any time the parties are unable to agree on a determination within one Business Day of the day on which a determination would, but for such inability, be made, each party agrees to be bound by the determination of an independent leading dealer in shares, mutually selected by the parties, who shall act as the substitute Calculation Agent for the purposes of that determination, with the fees and expenses of such substitute Calculation Agent (if any) to be met equally by the parties. If the parties are unable to agree on an independent leading dealer to act as substitute Calculation Agent, each party shall select an independent leading dealer and such independent dealers shall agree on an independent third party who shall be deemed to be the substitute Calculation Agent for the purposes of that determination.

3.	Account Details:

	Account for payments to EMDCD:	Northern Trust Chicago, ABA 071000152, A/c 5186061000, Sub A/C 17-13740, in favour of Northern Trust Company. A.V.F.C re ARD01

	Account for delivery of Shares to TDC:	Certificates representing the Shares to be delivered (and held in escrow to the order of EMDCD by Clifford Chance until confirmation of the receipt of payment by EMDCD), in genuine unaltered form, duly endorsed in blank or accompanied by duly executed stock powers in blank, with all requisite stock transfer tax stamps, if any, attached thereto, to the offices of:

Clifford Chance
10 Upper Bank Street
Canary Wharf
London E14 5JJ
United Kingdom
Attn: Gil Michel-Garcia

4.	Offices:

	(a)	The Office of TDC for the Transaction is:

TDC A/S
Noerregade 21
00900 Copenhagen C
Denmark
Attn: Thomas Gelting
Tel no. +45 33 98 80 63
Fax no. +45 33 99 80 55

and

	(b)	The Office of EMDCD for the Transaction is:

The Northern Trust Company
50 Bank Street
Canary Wharf
London E14 5NT
Relationship Contact: Kim Martin
Tel no. London 020 7982 2022
Fax no. London 020 7982 3606

5.	Governing law: English law

6.	Ashmore as Agent

6.1	All the provisions of this Confirmation (and the related agreement in the form of the 2002 ISDA Master Agreement) apply with EMDCD as principal. For the avoidance of doubt, but without limitation, the events set forth in Section 5 and 6 of such ISDA Master Agreement apply in relation to EMDCD as principal.

6.2	EMDCD represents and warrants to TDC that:

	(i)	it is duly established under the laws of the jurisdiction of its establishment and, if relevant under such laws, in good standing;

	(ii)	Ashmore has the authority to enter into this Confirmation and to execute this Confirmation as agent on behalf of EMDCD and to give instructions for settlement of the same utilising assets of EMDCD as principal; and

(iii)	Ashmore has been duly appointed and authorised by EMDCD as principal to enter into this Confirmation on behalf of, and to bind, EMDCD as principal and its assets.

6.3 EMDCD warrants and undertakes to TDC that it will, as soon as reasonably practicable, notify TDC if Ashmore’s appointment as agent for EMDCD as principal is terminated.

7.1 EMDCD agrees and covenants to enter into a Stockholders’ Agreement, promptly after the Trade Date, substantially in the form attached hereto as Annex I.

7.2 EMDCD agrees that TDC may transfer its rights and obligations hereunder to any of its Affiliates, provided however that TDC shall be liable to EMDCD for the performance of all of any such Affiliate’s obligations hereunder after any such transfer.

7.3 TDC represents and warrants to EMDCD that it (A) understands that the Shares have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securites Act”), or under any state securities laws of the United States, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of any applicable securities laws, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning HTCC and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares and (E) is able to bear the economic risk and lack of liquidity inherent in holding the Shares.

7.4 TDC represents and warrants to EMDCD that it (A) is a sophisticated buyer with respect to the purchase of the Shares, (B) has adequate information concerning the business and financial condition of HTCC to make an informed decision regarding the purchase of the Shares, (C) has independently and without reliance upon EMDCD, and based on such information as TDC has deemed appropriate, made its own analysis and decision to enter into this Agreement, (D) understands that the Shares are “restricted securities” (within the meaning of Rule 144 of Securities Act) have not been registered under the Securities Act, and cannot be resold except pursuant to registration under the Securities Act or an exemption from registration; and (E) acknowledges that the certificates representing the Shares shall bear a legend noting their restricted nature.

7.5 EMDCD agrees and covenants to use its commercially reasonable endeavours, after the Exercise, to cause TDC to become a party to, and have the benefits and obligations of a Stockholder (as defined in the EMDCD Purchase and Sale Agreement) under, the Registration Agreement (as defined in the EMDCD Purchase and Sale Agreement).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation in the space provided below and returning it to us.

Yours sincerely

TDC A/S

By:
Name:
Title:

Confirmed as of the date first above written:

ASHMORE INVESTMENT MANAGEMENT LIMITED,
as agent for EMDCD LTD

By:

Name:
Title:

ANNEX I

[Form of Stockholders Agreement]